EXHIBIT 99.1

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH

FOR FURTHER INFORMATION:

WINSTON HOTELS:	DALYGRAY:
Patti L. Bell	Jerry Daly or Carol McCune
Director of Investor Relations	(703) 435-6293
& Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com For Immediate Release

Winston Hotels Reports Fourth Quarter, Full-Year 2004 Results

     RALEIGH, N.C., February 17, 2005—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the fourth quarter and year ended December 31, 2004.

     Net income (loss) available to common shareholders was $0.9 million for the 2004 fourth quarter, or $0.03 per share, compared to $(0.1) million, or $(0.00) per share, for the same period in 2003. For the 12-month period ended December 31, 2004, net income available to common shareholders was $7.8 million, or $0.30 per share, compared to $0.8 million, or $0.03 per share for the full year 2003.

     For the 2004 fourth quarter, funds from operations (FFO) available to common shareholders rose 21.9 percent to $5.4 million, or $0.20 per common share, based on 27.6 million fully diluted weighted average common shares outstanding, compared to $4.5 million or $0.16 per common share, for the 2003 fourth quarter, based on 27.4 million fully diluted weighted average common shares outstanding. FFO available to common shareholders for the fourth quarters of 2004 and 2003, respectively, included loss on impairment charges of $391,000 and $64,000, and income tax benefits of $(712,000) and $(727,000). FFO available to common shareholders for the fourth quarter of 2003 also included the recognition of deferred revenue relating to joint ventures totaling $(369,000) and the cumulative effect of a change in accounting principle totaling $428,000. Excluding these items, FFO available to common shareholders per share for the fourth quarter of 2004 and 2003 would have totaled $0.19 and $0.14, respectively.

     For the full year 2004, FFO available to common shareholders improved 32.5 percent over 2003 to $26.2 million, or $0.95 per common share, based on 27.6 million fully diluted weighted average common shares outstanding, compared to $19.7 million, or $0.86 per common share, for the full year 2003, based on 23.1 million fully diluted weighted average common shares outstanding. FFO available to common shareholders for the years ended December 31, 2004 and 2003, respectively, included loss on impairment charges of $440,000 and $2,430,000, income tax benefits of $(2,203,000) and $(2,496,000), and lease/management agreement acquisition costs of $(269,000) and $1,300,000. FFO available to common shareholders for the year ended December 31, 2004 also included a reduction for the original issuance costs of the Series A Preferred Stock, that was redeemed in February 2004, totaling $1,720,000. FFO available to common shareholders for the full year 2003 also included the cumulative effect of a change in accounting principle totaling $428,000. Excluding these items, FFO available to common shareholders per share for the years ended December 31, 2004 and 2003 would have been $0.94 and $0.93 respectively. FFO available to common shareholders payout ratio was 63.2 percent on a trailing 12-month basis, compared to 69.8 percent for 2003.

     Joe Green, president and chief financial officer of the company stated, “We are seeing positive activity in all three of our growth strategies: improving operating results, acquisitions and underwriting hotel loans. On balance, we are optimistic about the industry outlook. We were active in both our acquisition and debt investment financing programs in the fourth quarter and continue to have very active pipelines in both areas.

Acquisition/Development/Disposition Activity

•	In December 2004, the company acquired the 135-room Courtyard by Marriott in Roanoke, VA. for approximately $12.1 million.

•	In December 2004, the company purchased a six-story, historic residential building in Kansas City, MO. for approximately $3.1 million. The property will undergo extensive renovations and be converted to a 123-room Courtyard by Marriott with an estimated all-in cost of approximately $16.7 million, net of historic tax credits totaling $7.7 million. The renovations have begun and are expected to be completed during the second quarter of 2006.

•	In 2004, the company’s joint venture with Charlesbank Capital Partners, LLC (“Charlesbank”) and Concord Hospitality Enterprises Company, acquired the 95-room Quality Suites hotel in West Des Moines, IA. This hotel is being converted to a Springhill Suites hotel, with an expected completion in the second quarter of 2005. Also during 2004, the company’s joint venture with Charlesbank and a partnership led by New

Castle Hotels, acquired the 160-room Ramada Plaza Hotel in Shelton, CT. This hotel was converted to, and re-opened as, a Courtyard by Marriott hotel in the first quarter of 2005. The company owns a 13.05% interest in each of these two joint ventures. In addition, the company’s Chapel Hill joint venture developed and opened a new 147-room Courtyard by Marriott hotel in Chapel Hill, N.C., in September of 2004. The company owns a 49% interest in the joint venture that owns this hotel. The remaining 51% interest in the joint venture is majority owned by Charles Winston and James Winston collectively, both of whom are directors of the company, with three unrelated minority investors.

•	During 2004, the company sold two hotels for $10.6 million, net of closing costs.

•	In January 2005, the company sold two Comfort Inns for $7.0 million, net of closing costs. These sales are part of the company’s ongoing efforts to recycle its capital into higher yielding investments.

•	We currently have approximately $44 million available on our $125 million line of credit, the majority of which we intend to deploy for both our acquisition and debt investment financing programs.

Debt Investment Financing Program

     In December 2004, the company provided $6.0 million in a senior participating note to help finance the acquisition and conversion of the 347-room Radisson Resort on the island of Kauai, Hawaii to a condo hotel, and $6.0 million in mezzanine financing to help finance the acquisition of, and capital improvements for, the 157-room La Posada de Santa Fe Resort in

Santa Fe, N.M. During 2004, Winston provided a total of $25.9 million in five separate debt investments, including the two noted above.

     “As the hotel economy accelerates, the need for capital to underwrite acquisitions and new development continues to expand,” Green noted. “Investors often seek the advantages offered by mezzanine loans to complete the funding to finance their plans. Our experience and background in hotel ownership, development and management gives us a strong platform to help evaluate these transactions.”

     Winston’s debt investment financing program targets subordinated hotel loans between 60 percent and 85 percent of a project’s value, hotels with 100 to 425 rooms and single-asset loan amounts that normally range from $1 million to $15 million. The company also seeks to underwrite and acquire the junior mezzanine portion of loans that are originated in the marketplace under Collateralized Mortgage-Backed Securities (CMBS) programs.

Internal Growth/Fourth Quarter and Year-end Operating Statistics

     The following “same store” operating statistics are for the 47 hotels that were open during both the years and quarters ended December 31, 2004 and 2003 (including 44 wholly-owned hotels and 3 joint-venture hotels). Operating margins improved to 38.2 percent in the 2004 fourth quarter, compared to 37.9 percent in the same period a year earlier. For the 12 months ended December 31, 2004, operating margins rose to 40.9 percent, compared to 40.6 percent for the previous year.

     In the 2004 fourth quarter, revenue per available room (RevPAR) improved 6.4 percent, with a 1.3 percent increase in occupancy and a 5.0 percent improvement in average daily room rate (ADR), compared to the same period a year earlier. RevPAR improved 6.7 percent for the year ended December 31, 2004, with a 3.9 percent increase in occupancy and a 2.7 percent improvement in ADR, compared to the full year 2003.

     Based on information provided by Smith Travel Research, RevPAR yield for the company’s portfolio for the 12 months ended December 31, 2004 was approximately 111 percent, up from 109 percent in the same period a year earlier, indicating that the company’s portfolio achieved disproportionately greater RevPAR than its competition.

     During the 2004 fourth quarter, the company declared a regular cash dividend of $0.15 per common share. The company also declared a cash dividend of $0.50 per share of Series B Preferred Stock. “We are comfortable with our current common stock dividend, but will continue to evaluate our policy on a quarter-to-quarter basis,” said Bob Winston, chairman and chief executive officer of the company.

Outlook and Guidance

     For the 2005 first quarter, the company forecasts net income available to common shareholders per share of $0.05 to $0.07, compared to a net income available to common shareholders per share of $0.01 for the prior year’s first quarter. For the 2005 first quarter, the company expects RevPAR to improve 4 percent to 6 percent and FFO available to common shareholders per share of between $0.21 and $0.23, compared to FFO available to common shareholders per share of $0.16 for the 2004 first quarter. This guidance assumes no additional acquisitions or developments of hotels or placements of debt during the 2005 first quarter.

     Winston Hotels’ fourth quarter and full-year 2004 investor conference call is scheduled for 10:30 a.m. ET today, February 17, 2005. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 769635.

About the Company

     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, and repositioning of, and provision of subordinated financing to, premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 50 hotels with an aggregate of 7,011 rooms in 15 states, which includes: 43 wholly owned properties with an aggregate of 6,088 rooms; a 49 percent ownership interest in one joint-venture hotel with 118 rooms; a 48.78 percent ownership interest in one joint-venture hotel with 147 rooms; and a 13.05 percent ownership interest in five joint-venture hotels with 658 rooms. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.

Notes About Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition and disposition plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income available to common shareholders, earnings per share, FFO, FFO available to common shareholders and RevPAR for the 2005 first quarter. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and other governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of mezzanine loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2003.

Notes About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.

FFO

The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, is considered when making decisions regarding acquisitions, sales of properties, and other investments, and the company’s compensation committee determines executive incentive compensation in part based on this measure. Actual results are compared to budget and forecast on a monthly basis. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to operating income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) help improve our investors’ ability to understand the company’s operating performance.

The company computes FFO available to common shareholders Payout Ratio by dividing common dividends per share paid over the last twelve months by trailing twelve-month FFO available to common shareholders per share for the same period.

RevPAR

RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues, such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.

WINSTON HOTELS, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 and 2003
($ in thousands, except per share amounts)

	2004	2003
	(unaudited)
ASSETS

Land	$46,215	$44,788
Buildings and improvements	382,458	377,109
Furniture and equipment	54,661	51,323

Operating properties	483,334	473,220
Less accumulated depreciation	134,261	128,540

	349,073	344,680
Properties under development	3,962	3,521

Net investment in hotel properties	353,035	348,201

Assets held for sale	7,037	2,100
Corporate FF&E, net	397	621
Cash	4,115	5,623
Accounts receivable	2,676	2,505
Lease revenue receivable	—	179
Notes receivable	30,849	5,016
Investment in joint ventures	2,512	1,607
Deferred expenses, net	3,759	2,935
Prepaid expenses and other assets	7,976	8,653
Deferred tax asset	12,024	9,821

Total assets	$424,380	$387,261

LIABILITIES AND SHAREHOLDERS’ EQUITY

Due to banks	$66,850	$29,200
Long-term debt	88,075	91,284
Accounts payable and accrued expenses	13,066	11,484
Distributions payable	5,994	5,870

Total liabilities	173,985	137,838

Minority interest	10,154	17,489

Shareholders’ equity:
Preferred stock, Series A, $.01 par value, 10,000,000 shares authorized, 3,000,000 shares issued and outstanding	—	30
Preferred stock, Series B, $.01 par value, 5,000,000 shares authorized, 3,680,000 shares issued and outstanding (liquidation preference of $93,840)	37	—
Common stock, $.01 par value, 50,000,000 shares authorized, 26,397,574 and 26,270,805 shares issued and outstanding	264	263
Additional paid-in capital	323,947	307,089
Accumulated other comprehensive loss	—	(33)
Unearned compensation	(1,145)	(527)
Distributions in excess of earnings	(82,862)	(74,888)

Total shareholders’ equity	240,241	231,934

Total liabilities and shareholders’ equity	$424,380	$387,261

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	December 31, 2004	December 31, 2003
Revenue:
Rooms	$30,052	$25,436
Food and beverage	2,515	1,913
Other operating departments	912	972
Percentage lease revenue	—	538
Joint venture fee income	58	118

Total revenue	33,537	28,977

Hotel operating expenses:
Rooms	7,182	6,322
Food and beverage	1,843	1,383
Other operating departments	733	708
Undistributed operating expenses:
Property operating expenses	7,001	5,893
Real estate taxes and property and casualty insurance	1,538	1,149
Franchise costs	2,190	1,846
Maintenance and repair	1,924	1,670
Management fees	819	632
Percentage lease expense	—	1,184
General and administrative	1,571	1,874
Depreciation	4,597	4,031
Amortization	445	318

Total operating expenses	29,843	27,010

Operating income	3,694	1,967
Interest and other income	850	305
Interest expense	2,057	1,499

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	2,487	773
Income allocation to minority interest in Partnership	60	14
Income (loss) allocation to minority interest in consolidated joint ventures	45	(26)
Income tax benefit	(661)	(609)
Equity in income of unconsolidated joint ventures	24	640

Income from continuing operations	3,067	2,034
Discontinued operations:
Earnings from discontinued operations	26	133
Loss on impairment of asset held for sale	(391)	(64)

Income before cumulative effect of change in accounting principle	2,702	2,103
Cumulative effect of change in accounting principle - net	—	(428)

Net income	2,702	1,675
Preferred stock distribution	(1,840)	(1,736)

Net income (loss) available to common shareholders	$862	$(61)

Income (loss) per common share:
Basic and diluted:
Income from continuing operations	$0.04	$0.02
Loss from discontinued operations	(0.01)	—
Loss from cumulative effect of change in accounting principle - net	—	(0.02)

Net income per common share	$0.03	$—

WINSTON HOTELS, INC
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2004 and 2003
(in thousands, except per share amounts)

	2004	2003
Revenue:
Rooms	$124,462	$108,811
Food and beverage	9,129	7,200
Other operating departments	3,969	4,093
Percentage lease revenue	701	2,141
Joint venture fee income	181	358

Total revenue	138,442	122,603

Hotel operating expenses:
Rooms	28,219	25,439
Food and beverage	6,763	5,436
Other operating departments	2,918	2,894
Undistributed operating expenses:
Property operating expenses	28,264	23,877
Real estate taxes and property and casualty insurance	6,532	5,955
Franchise costs	8,963	7,806
Maintenance and repair	7,424	6,510
Management fees	3,175	2,598
Percentage lease expense	—	4,610
General and administrative	6,858	5,924
Depreciation	17,655	16,778
Management agreement acquisition	—	1,300
Amortization	1,434	981

Total operating expenses	118,205	110,108

Operating income	20,237	12,495
Interest and other income	2,196	1,202
Interest expense	7,157	7,257

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	15,276	6,440
Income allocation to minority interest in Partnership	377	196
Income (loss) allocation to minority interest in consolidated joint ventures	255	(36)
Income tax benefit	(2,114)	(2,267)
Equity in income (loss) of unconsolidated joint ventures	(61)	1,193

Income from continuing operations	16,697	9,740
Discontinued operations:
Earnings from discontinued operations	611	823
Gain on sale of discontinued operations	15	—
Loss on impairment of asset held for sale	(440)	(2,430)

Income before cumulative effect of change in accounting principle	16,883	8,133
Cumulative effect of change in accounting principle - net	—	(428)

Net income	16,883	7,705
Preferred stock distribution	(7,315)	(6,938)
Loss on redemption of Series A Preferred Stock	(1,720)	—

Net income available to common shareholders	$7,848	$767

Income (loss) per common share:
Basic and diluted:
Income from continuing operations	$0.29	$0.13
Income (loss) from discontinued operations	0.01	(0.08)
Loss from cumulative effect of change in accounting principle - net	—	(0.02)

Net income per common share	$0.30	$0.03

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO, FFO AVAILABLE TO COMMON
SHAREHOLDERS AND FFO AVAILABLE TO COMMON SHAREHOLDERS PAYOUT RATIO
(in thousands, except per share data)

	For the Quarter Ended		For the Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net income	$2,702	$1,675	$16,883	$7,705
Minority interest in Partnership allocation of income	60	14	377	196
Gain on sale of discontinued operations	—	—	(16)	—
Minority interest in Partnership allocation of gain on sale of discontinued operations	—	—	1	—
Minority interest in Partnership allocation of earnings from discontinued operations	1	7	30	46
Depreciation	4,335	4,031	16,919	16,778
Depreciation from discontinued operations	76	220	492	1,100
Depreciation from joint ventures	90	239	501	855

FFO	7,264	6,186	35,187	26,680

Loss on redemption of Series A Preferred Stock	—	—	(1,720)	—
Preferred stock dividend	(1,840)	(1,736)	(7,315)	(6,938)

FFO Available to Common Shareholders	$5,424	$4,450	$26,152	$19,742

Weighted average common shares outstanding assuming dilution	27,556	27,426	27,555	23,086

FFO Available to Common Shareholders per share	$0.20	$0.16	$0.95	$0.86

Common dividend per share	$0.15	$0.15	$0.60	$0.60

FFO Available to Common Shareholders Payout Ratio:
(based on a twelve-month basis)

FFO Available to Common Shareholders per share - 1/1/04 through 12/31/04:			$0.95

Common dividends paid per share - 1/1/04 through 12/31/04			0.60

			63.2%

WINSTON HOTELS, INC.

2005 FIRST QUARTER GUIDANCE

RECONCILIATION OF NET INCOME TO FFO AND FFO AVAILABLE TO COMMON SHAREHOLDERS
(in thousands, except per share data)

	Guidance Range
	Low	High
Net income	$3,250	$3,800

Depreciation	4,200	4,200

Depreciation from joint ventures	200	200

Minority interest allocation	100	100

FFO	7,750	8,300

Preferred stock dividend	(1,840)	(1,840)

FFO Available to Common Shareholders	$5,910	$6,460

Weighted average common shares outstanding assuming dilution	27,700	27,700

FFO Available to Common Shareholders per share	$0.21	$0.23

Winston Hotels, Inc.
Fourth Quarter and Year to Date RevPAR Statistics
Total for 47 Hotels (1)

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
	2003	2004	% CH	2003	2004	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$35.32	$34.44	-2.5%	$39.26	$41.47	5.6%
Courtyard, Fairfield Inn, Residence Inn	$46.24	$51.65	11.7%	$50.16	$55.45	10.5%
Hampton Inn/Suites	$46.16	$49.23	6.7%	$50.31	$51.88	3.1%
Hilton Garden Inn	$67.24	$71.61	6.5%	$67.47	$74.88	11.0%
Holiday Inn Express/Select	$45.98	$50.45	9.7%	$49.84	$52.86	6.1%
Homewood Suites	$59.13	$62.63	5.9%	$61.24	$64.72	5.7%

Region
South Atlantic	$43.67	$45.70	4.6%	$47.56	$49.98	5.1%
East North Central	$64.41	$74.11	15.1%	$65.40	$76.20	16.5%
West South Central	$37.53	$35.76	-4.7%	$40.67	$41.04	0.9%
West North Central	$40.27	$46.55	15.6%	$44.73	$52.52	17.4%
Mountain	$45.80	$52.98	15.7%	$46.70	$50.77	8.7%
New England	$59.82	$61.89	3.5%	$61.83	$64.97	5.1%
Middle Atlantic	$70.17	$76.14	8.5%	$73.92	$78.50	6.2%

Segment
Upscale	$57.22	$61.61	7.7%	$59.58	$64.62	8.5%
Mid-scale w/ F&B	$50.75	$54.30	7.0%	$54.86	$58.03	5.8%
Mid-scale w/o F&B	$40.21	$42.08	4.7%	$44.21	$46.28	4.7%

Service
Limited-service	$40.21	$42.08	4.7%	$44.21	$46.28	4.7%
Full-service	$56.13	$60.37	7.6%	$59.00	$64.32	9.0%
Extended-stay	$55.16	$59.28	7.5%	$57.60	$60.88	5.7%

All Hotels	$48.26	$51.33	6.4%	$51.55	$55.00	6.7%

(1) Includes 44 of the company’s 45 wholly owned hotels as of December 31, 2004, as well as three joint venture hotels the company held an ownership interest in during the periods presented. These joint venture hotels include the Ponte Vedra, FL Hampton Inn, the West Des Moines, IA Fairfield Inn & Suites, and the Beachwood, OH Courtyard by Marriott.

Excludes the wholly owned Roanoke, VA Courtyard by Marriott which was acquired in December 2004. Excludes three joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These hotels include the Houston, TX Springhill Suites acquired in September 2003, the Shelton, CT Ramada Inn acquired in March 2004, and the West Des Moines, IA Springhill Suites acquired in August 2004. Also, excludes the Chapel Hill, NC Courtyard which opened in September 2004, in which the company owns a 48.78 percent interest. These properties were not open during both periods presented; therefore they are excluded from the table above.

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